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                                                                 Exhibit 99.18

KeraVision and NovaMed Sign Agreement to Offer Intacs (trademark) in Five Metropolitan Markets

Non-laser option for treating myopia approved April 9 by FDA

Fremont, CA (April 12, 1999) -- KeraVision, Inc. (Nasdaq: KERA), the vision correction company, and NovaMed Eye Care, a privately-held eye care services company specializing in vision correction, have signed an agreement to make KeraVision's initial product available to NovaMed's 12 surgical sites and their patients in metropolitan Chicago, Kansas City, St. Louis, Louisville, and Richmond, VA.

KeraVision's application to sell Intacs, a non-laser surgical option for people with nearsightedness (myopia), was approved April 9 by the Food and Drug Administration. Intacs are the first approved non-laser surgical product in the U.S. designed especially for mild myopia, which affects an estimated 20 million adult Americans. KeraVision's product also is removable -- another first for the vision correction surgery market.

NovaMed President and Chief Executive Officer Stephen J. Winjum said, "NovaMed has closely followed Intacs all the way through the clinical studies. We are excited about the prospect of making this innovative treatment available to NovaMed's surgeons and patients. It's very possible that Intacs will become the preferred surgical treatment for people with mild nearsightedness."

KeraVision Chairman and Chief Executive Officer Thomas M. Loarie said, "This agreement will help accelerate the introduction of Intacs into the marketplace. NovaMed will provide their surgeons with Intacs training and work closely with KeraVision to create consumer acceptance for our product in NovaMed's major metropolitan markets."

Loarie added, "NovaMed has a reputation for offering a broad range of innovative vision care in their cities, and KeraVision is proud to be partnered with them."

Two of NovaMed's surgeons are medical investigators in the Intacs clinical studies: Daniel S. Durrie, MD, of Hunkeler Eye Centers in Kansas City, who also was recently appointed to KeraVision's blue-ribbon Council on Medical Education and Standards; and Steven M. Verity, MD, of Saint Louis University Eye Institute, a prominent figure in the Intacs trials since 1993. Both will lead the Intacs surgical training for NovaMed's vision correction surgeons.


In clinical studies, 74 percent saw 20/20 or better

In the U.S. clinical trials, more than half of the nearsighted patients saw better than 20/20 after the Intacs treatment and nearly three out of four saw at least 20/20.

Unlike laser procedures, Intacs are designed to reshape corneal curvature and correct myopia without cutting or removing tissue from the optical zone, the dome-shaped "window" at the front of the eye. Because Intacs are designed to work by adding material to the cornea instead of cutting or removing corneal tissue, Intacs are removable -- a first in the vision correction surgery field.

In January, KeraVision's Pre-Market Approval (PMA) application to sell Intacs was unanimously recommended for approval, with certain conditions, by the FDA Ophthalmic Devices Panel. In February, the FDA elevated KeraVision's application to "approvable" status, which cleared the way for final approval for Intacs, granted on April 9.

Over 90 eye care providers in NovaMed system

NovaMed, founded in 1995, is an eye care services company focused on vision correction. It has a large and growing presence in five major metropolitan markets. At the present time, NovaMed's fast growing vision correction program, which includes over 90 eye care providers, attracts refractive patients through an active optometric co-management program and a variety of other marketing initiatives. NovaMed manages over 80 eye care clinics and operates 10 eye-only ambulatory surgery centers. The company also manages an eye-only research center and operates full service optical laboratories and a centralized optical purchasing business.

KeraVision, founded in 1986, is creating a new category of non-laser vision correction products that are designed especially for mild myopia (nearsightedness) and potentially for mild hyperopia (farsightedness). These products offer alternatives to eyeglasses, contact lenses and vision correction surgeries that permanently alter the eye's central optical zone. The initial product is KeraVision Intacs for myopia, developed from a technology platform that the company believes will potentially treat the most common forms of vision problems.

Except for the historical information, the matters discussed in this news release are forward-looking statements. Actual results may differ materially due to a variety of factors, including significant unforeseen delays in the regulatory approval process, market acceptance of KeraVision Intacs, changes in regulatory review guidelines, procedures, regulations or administrative interpretations, complications relating to KeraVision Intacs or the surgical procedure, competitive products and technology, and other risk factors described under the heading "Risk Factors Affecting the Company, Its Business and Its Stock Price" set forth in the company's Form 10-K for the year ended December 31, 1998, as well as in other SEC filings.

For further information:
Investors:  Mark Fischer-Colbrie (510) 353-3000
Media:  Mick Taylor (510) 353-3075

KeraVision, Inc.
48630 Milmont Drive
Fremont, CA  94538-7353
Fax: (510) 353-3030

www.keravision.com
"Fax on Demand"
(800) 448-8559
Intacs are a registered
trademark or trademark
of KeraVision, Inc. in